CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 22, 2005, relating to the financial statements and financial highlights, which appears in the September 30, 2005 Annual Report to Shareholders of Sanford C. Bernstein Fund II, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Custodian, Transfer Agent, Counsel, Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP

New York, NY
January 26, 2006